EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
American Pacific Corporation
Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan
We consent to the incorporation by reference on Form S-8 File No. 333-108790 of American Pacific Corporation of our report dated March 24, 2009, relating to the financial statements and supplemental schedule of the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan, which appears in this Annual Report on Form 11-K of the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan for the year ended September 30, 2008.
/s/ McGladrey & Pullen, LLP
Las Vegas, Nevada
March 24, 2009